THE ADVISORS' INNER CIRCLE FUND II

                                DISTRIBUTION PLAN

         WHEREAS, The Advisors' Inner Circle Fund II (the "Trust") is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, SEI Investments Distribution Co. (the "Distributor") serves as distributor to the Trust; and

         WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that the following Distribution Plan will benefit the Trust and the owners of units (the "shares") of beneficial interest (the "Shareholders") in the Trust;

         NOW, THEREFORE, the Trustees of the Trust hereby adopt this Distribution Plan pursuant to Rule 12b-1 under the 1940 Act.

         SECTION 1. The Trust has adopted this Distribution Plan (the "Plan") to enable the Trust to directly or indirectly bear expenses relating to the distribution of certain of the classes of shares of certain of the portfolios of the Trust (each, a "Fund") as may, from time to time, be added to the Plan and listed on Schedule A attached hereto. The Trust will reimburse the Distributor for expenses incurred in performing distribution and shareholder related services on behalf of Fund shareholders ("distribution expenses") at an annual rate not to exceed such amount(s) as specified on Schedule A hereto. Such distribution expenses may be incurred in conjunction with, but are not limited to: (a) costs of payments, including incentive compensation, made to third parties that provide distribution and shareholder related services; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of shares and servicing of shareholders, including, but not limited to, answering routine inquiries regarding shares, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Trust's transfer agency or other servicing arrangements; (c) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) costs of printing and distributing prospectuses, statements of additional information and reports of a Fund to prospective shareholders; (e) costs involved in preparing, printing and distributing sales literature pertaining to shares; (f) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Trust may, from time to time, deem advisable; and (g) any other expenses incurred in undertaking activities primarily intended to result in the sale of Fund shares. Such distribution expenses shall be deemed incurred whether paid directly by the Distributor or by a third party to the extent reimbursed therefor by the Distributor.

         SECTION 2. All distribution expenses in excess of the maximum fee rate provided for a Fund by this Plan may be carried forward and resubmitted in a subsequent fiscal year provided that (i) distribution expenses cannot be carried forward for more than three years following initial submission; and (ii) the Trust's Board of Trustees has made a determination at the time of initial submission that the distribution expenses are appropriate to be reimbursed. The
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fees paid by the Trust on behalf of each Fund shall be refundable if in any given year the fees are greater than the distribution expenses for that year. Distribution expenses will be paid on a first-in, first-out basis.

         SECTION 3. The Distributor shall furnish to the Board of Trustees of the Trust, for its review, on a quarterly basis, a written report of the monies paid to it under the Plan with respect to each Fund, and shall furnish the Board of Trustees of the Trust with such other information as the Board of Trustees may reasonably request in connection with the payments made under the Plan.

         SECTION 4. This Plan shall not take effect as to a Fund (or class of shares of a Fund) until it has been approved (a) by a vote of at least a majority of the outstanding shares of such Fund or class, if adopted after any public offering of the shares or the sale of such shares to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund or affiliated persons of such promoters; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees (as defined herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

         SECTION 5. This Plan shall continue in effect for a period of one year after it takes effect and may be continued thereafter for additional one year periods only so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of Section 4 herein for the approval of this Plan.

         SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or, with respect to any such class of shares of a Fund, by vote of a majority of the outstanding shares of the class. Termination by shareholders of any class of a Fund will not affect the validity of this Plan with respect to the shares of any other class of the Fund or any other Fund. In the event this Plan is terminated, the Trust shall have no liability for distribution expenses that were submitted but not reimbursed as of the date of termination.

         SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or with respect to shares of any class of a Fund, by vote of a majority of the outstanding shares of such class, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

         SECTION 8. This Plan may be amended in the manner provided in Part (b) of Section 4 herein for the approval of this Plan; provided, however, that the Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof with respect to the shares of any class of a Fund without the approval of a majority of the outstanding shares of such class.

         SECTION 9. While this Plan is in effect, (i) a majority of the Trustees of the Trust shall not be interested persons of the Trust; (ii) the selection and nomination of any disinterested Trustees shall be committed to the discretion of the Trustees then in office who are not interested persons of the


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Trust; and (iii) any person who acts as legal counsel to for the disinterested
Trustees is an independent legal counsel, as such term is defined in Rule 0-1(a)(6) of the 1940 Act.

         SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

         SECTION 11. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.



Approved:  February 23, 2005


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                                   SCHEDULE A
                             DATED FEBRUARY 23, 2005
                      TO THE ADVISORS' INNER CIRCLE FUND II
                                DISTRIBUTION PLAN
                             DATED FEBRUARY 23, 2005


         Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, distribution fees for the following Fund(s), and/or classes thereof, shall not exceed the amounts listed below:


FUND                                CLASS OF SHARES                        FEE
----                                ---------------                        ---
Champlain Small Company Fund      Advisor Class Shares                    0.25%
Ardmore Emerging Growth Fund        Investor Shares                       0.25%